EXHIBIT 99.1

BJ's Restaurants Expands Share Repurchase Plan to $250 Million

Balanced Capital Allocation Policy Resulted in $187 Million of Common Stock Share Repurchases Since Plan Inception While Continuing Double Digit New Restaurant Growth

HUNTINGTON BEACH, Calif., Dec. 8, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (NASDAQ:BJRI) today announced that its Board of Directors approved a $50 million increase to the Company's share repurchase program to $250 million. The Company has repurchased and retired approximately $187 million shares of its common stock since the program was first approved in April 2014, including approximately $21.2 million repurchased in the 2015 fourth quarter to date. With this increase, the Company has approximately $63 million available under its $250 million share repurchase program.

"BJ's is uniquely positioned in our industry as a growth concept that simultaneously returns capital to shareholders while maintaining a strong balance sheet and financial position," commented Greg Trojan, President and Chief Executive Officer. "Our strong operating results, as reflected by the significant year over year rise in operating income for the first nine months of 2015, combined with our restaurant expansion plan which delivers double digit unit growth, is enabling the Company to opportunistically repurchase shares. The repurchase program expansion announced today represents the third time the Board has expanded our repurchase authorization since the program was first implemented in April 2014.

"Importantly, our significant cash flow growth over the last two years allows us to maintain balance sheet prudence, with just $67.5 million of funded debt at September 30, 2015, while expanding our restaurant base and returning capital to our shareholders. Over the last two years, we have opened 27 total new restaurants and we plan to open 18 or 19 new restaurants in fiscal 2016. We believe we are one of a few restaurant companies that can grow our unit base in low double digits while simultaneously returning capital to our shareholders. With just 171 restaurants open as of today, and estimated domestic capacity for at least 425 BJ's restaurants, we have many years of restaurant growth opportunities ahead."

Pursuant to the share repurchase authorization, purchases may be made from time to time through various methods in accordance with applicable securities laws, including open market transactions, block trades, accelerated share repurchases, privately negotiated transactions or otherwise, certain of which may be effected pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.  The timing and actual amount of shares to be purchased will be subject to management's evaluation of market conditions, applicable legal requirements, the Company's ongoing evaluation of its capital position and capital requirements and other factors.  The Company is not obligated to purchase any additional shares under its expanded repurchase program, and repurchases may be suspended or discontinued at any time without prior notice.

BJ's Restaurants, Inc. currently owns and operates 171 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. All restaurants feature BJ's critically acclaimed proprietary craft beers, which are produced at several of the Company's restaurant and brewery locations and independent third party craft brewers. The Company's restaurants are located in the 22 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia and Washington. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.